UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 12, 2017

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On April 12, 2017, Green Plains Inc. (the “Company”) entered into a privately negotiated agreement with a holder, on behalf of certain beneficial owners, of the Company’s 3.25% Convertible Senior Notes due 2018 (the “2018 Notes”). Under the agreement, 884,220 shares of the Company’s common stock, par value $0.01 per share, plus approximately $10.6 million of common stock based on the volume weighted average prices on April 13, 2017, to April 20, 2017, and cash in the amount of accrued but unpaid interest on the 2018 Notes up to, but excluding, the initial exchange settlement date, will be exchanged for approximately $24.1 million in aggregate principal amount of 2018 Notes. The Company expects to exchange the initial shares on April 19, 2017, and the additional shares on April 25, 2017, subject to customary closing conditions.

The exchange of treasury shares of common stock for the 2018 Notes is being made pursuant to an exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended. This current report on Form 8-K does not constitute an offer to exchange the 2018 Notes or other securities of the Company for common stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN PLAINS INC.

Date: April 13, 2017	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)